Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74784 and 333-53621 on Form S-8 and No. 333-68001 and No. 333-140330 on Form S-3 of our reports dated April 14, 2008, relating to the financial statements and financial statement schedule of Noble International, Ltd., and our report on the effectiveness of internal control over financial reporting, which report excludes from the scope of our audit internal control over financial reporting at the Arcelor Business and the effectiveness thereof for 2007 appearing in this Annual Report on Form 10-K of Noble International, Ltd. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

April 14, 2008